Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-201551) of Viveve Medical, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 16, 2015 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

March 16, 2015